Exhibit 99.1

SOURCE: Advantage Marketing Systems, Inc.

CONTACT: Suzanne Smith
         405/419-4945

                 Advantage Marketing Systems Signs Contract For
         Product Infomercial Production for Phase III Marketing Rollout

                On air testing targeted for August/September 2004

OKLAHOMA CITY, OK, May 27, 2004 -- Advantage Marketing Systems, Inc., (Amex: AMM
- news), today announced the signing of a Product Infomercial Development agreement between Advantage Marketing Systems ("AMS") and McNamara & Associates, beginning with the development of two television spots targeting the Company's top selling performance-based products. These products target the weight loss industry, where it has been estimated that over 175 million Americans are overweight, 30% of which are obese, not including 7 million children who are also classified as obese. Our intent is to develop a mass marketing campaign that is equally attractive to individuals interested in losing weight and those interested in eliminating fatigue, all in one irresistible product package.

The agreement includes the services of Jim McNamara, who over the last 20 years has written and produced over 70 infomercials and thousands of television spots. McNamara & Associates duties will include the following: Scriptwriting, Budgeting, Pre-Production and Post Production editing

     McNamara & Associates credits include:

     o    ThighMaster ($110 million sold)

     o    Mindpower ($65 million sold)

     o    Jenny Craig (12 years)

     o    Dean Martin (1 million sold)

     o    2nd Paycheck ($50 million sold)

     o    DowBrands Ziploc food savers

"Television mass marketing would begin Phase III of the Mass Marketing plan we launched March 6, 2004 which has already resulted in over 9,000 initial monthly recurring product orders to date. This recruiting increase has also allowed us to offset cancellations of prior ephedra customers during the second quarter since the April 12, 2004 ban, and prepare for growth in the third and fourth quarters," said AMS President, David D'Arcangelo. "Mass marketing can provide a sales customer multiplier to our sales associates as they will capitalize on brand awareness, customer product recognition as well as being the beneficiary of any new customers. We believe this rollout takes us one step closer to becoming the leader in our industry, targeting adaptogen related energy/ anti-fatigue, lean muscle preservation and a weight loss products."

     About Advantage Marketing System, Inc.

Advantage Marketing Systems, Inc. sells more than 60 natural nutritional supplements, weight management products, and natural skincare including the world's number-one all-natural weight loss and stress reliever, Prime One, through independent distributors across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com.

                                    ****

Certain statements in this release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipates," "believes," "expects," "may," "will," or "should" or other variations thereon, or by discussions of strategies that involve risks and uncertainties. The actual results of the Company or industry results may be materially different from any future results expressed or implied by such forward-looking statements.